PRESS RELEASE

Contact:     Keith B. Hall or Julie Cochran
             704-372-4281 or 800-274-9287
             keith.hall@bsis.com or julie.cochran@bsis.com


                BROADWAY & SEYMOUR TO SELL CUSTOMER RELATIONSHIP
                               MANAGEMENT BUSINESS

      Charlotte, N.C., April 14, 1999: Broadway & Seymour, Inc. (NASDAQ: BSIS) announced today that it had entered into a definitive agreement to sell, subject to certain closing conditions, the assets of its Charlotte-based customer relationship management ("CRM") business to Science Applications International Corporation ("SAIC"). SAIC will purchase the assets of CRM, including its TouchPoint(TM), CRISP(TM) and BANCStar(R) software solutions, and plans to maintain business operations in Charlotte under the Broadway & Seymour name.

      Following the closing of the transaction and subject to shareholder approval at the Company's Annual Stockholders' Meeting on May 27, 1999, Broadway & Seymour, Inc. will change its name to Elite Information Group, Inc. and its stock trading symbol to ELTE. Chairman and chief executive officer Alan C. Stanford will resign from the company and its board of directors following the Annual Stockholders' Meeting to be succeeded by Christopher K. Poole, Elite's president and a board member of the Company, who will be named chief executive officer. The Company's headquarters will relocate to Elite's Los Angeles offices. In a separate action, the Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect the Company from attempts to acquire control at an inadequate price.

      Mr. Stanford stated, "This strategic redirection allows the Company to focus on the continuing success of Elite, a market leader in time and practice management systems for the legal, professional services and related time-intensive markets. With compounded annual revenue growth of 35% over the past three years, successful new product introductions and a strong international business, Elite anticipates continued strength in its backlog, earnings and revenues."

      Broadway & Seymour's vice president and chief financial officer Keith B. Hall added, "The transaction is subject to regulatory approval and the satisfaction of standard and customary closing conditions. As such, closing is not expected to occur for approximately 30-45 days. The Company intends to disclose the terms of the transaction at that time and anticipates that the post-closing cash balance will be approximately $2.55 to $2.70 per share, or about $21 to $22 million."

                                       ###

      A diversified high-technology research and engineering company based in San Diego, Science Applications International Corporation (SAIC) offers a broad range of expertise in technology development and analysis, computer system development and integration, technical support services, and computer hardware and software products.

      Broadway & Seymour, Inc. (NASDAQ:BSIS) is a software product and services company, providing integrated solutions to the legal, professional services and related time-intensive markets, that will be headquartered in Los Angeles, California. Elite Information Systems, Inc., a wholly-owned subsidiary, provides a comprehensive suite of financial and practice management applications for law firms and other professional services organizations of all sizes. Broadway & Seymour's website addresses are www.bsis.com and www.elite.com.

      SAIC, with estimated annual revenues in excess of $4 billion and 35,000 employees, is the nation's largest employee-owned research and engineering company, providing information technology and systems integration products and services to government and commercial customers. SAIC scientists and engineers work to solve complex technical problems in telecommunications, national security, health care, financial services, transportation, energy and the environment. More information about SAIC and its subsidiaries can be found at www.saic.com.



      Note: This press release may contain certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenue that may be recognized by the Company, continuation of current expense trends, absence of unforeseen changes in the Company's markets, continued acceptance of the Company's services and products and general changes in the economy. These factors of risk are also detailed from time to time in the Company's SEC report, including the Report on Form 10-K for the year ended December 31, 1996, and the annual report to shareholders. Actual results may vary materially.